EXHIBIT 10.1


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THESE PORTIONS HAVE BEEN MARKED WITH THE CLAUSE "CONFIDENTIAL TREATMENT REQUESTED" AND/OR TWO ASTERISKS ENCLOSED IN BRACKETS (i.e., [**]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]



                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

                                    BETWEEN

                             DECODE GENETICS, INC.

                                      AND

                             DECODE GENETICS, EHF.

                                      AND

                               MERCK & CO., INC.

                  RESEARCH COLLABORATION AND LICENSE AGREEMENT

      THIS RESEARCH COLLABORATION AND LICENSE AGREEMENT (this "Agreement"), which shall be effective as of the date of last signature (the "Effective Date"), is entered into by and between deCODE genetics, ehf. (Islensk erfoagreining ehf.), a limited liability company duly organized and existing under the laws of Iceland, having offices at Sturlugata 8, IS-101 Reykjavik, Iceland ("deCODE"), deCODE genetics, Inc., a corporation organized under the laws of the State of Delaware ("deCODE Parent") and Merck & Co., Inc., a corporation organized under the laws of the State of New Jersey, having an office located at One Merck Drive, Whitehouse Station, New Jersey 08889 ("Merck").

                             PRELIMINARY STATEMENTS

      A. deCODE has expertise in conducting research in the field of human genetics and genomics.

      B. Merck has certain expertise in drug discovery, and in developing, manufacturing and marketing certain pharmaceutical products.

      C. deCODE and Merck wish to conduct collaborative research and development activities for the purpose of discovery and development of certain pharmaceutical targets and to discover and develop products to treat Obesity (as hereafter defined).

      NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.    DEFINITIONS.

      1.1 "Affiliate" shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or deCODE; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or deCODE.

      1.2   "CFR" shall mean the United States Code of Federal Regulations.

      1.3 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successor thereto.

      1.4 "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

      1.5 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

      1.6   [Confidential Treatment Requested]

      1.7   "Collaboration Date" shall mean October 1, 2002.

      1.8 "Collaboration Invention" shall mean any discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, relating to the Disease that arise from the Research Program.

      1.9 "Collaboration Patents" shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that a Party or its Affiliates owns, controls or through license or otherwise acquires rights during the term of this Agreement which claim, cover or relate to Collaboration Inventions or are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.

      1.10 "Combination Product" shall mean a Product which includes one or more active ingredients other than Compound in combination with Compound.

      1.11 "Compound" shall mean any and all chemical compounds including but not limited to small molecules, proteins, anti-sense oligonucleotides and antibodies and any compounds useful in gene therapy, the activity (whether for the treatment of Obesity or other indications) for which it is being developed was discovered or identified through the Research Program or thereafter based on data obtained using a [**].

      1.12 "deCODE Collaboration Patents" shall mean Collaboration Patents, excluding Patents claiming deCODE Generalized Technology, that deCODE or its Affiliates owns or controls during the term of this Agreement.

      1.13 "deCODE Generalized Technology" shall mean any Technical Information relating to generalized methods for conducting genomics research and characterizing the function of genes or any raw data useful in generalized genomics research tools which at any time is owned or controlled by deCODE or its Affiliates (provided deCODE or its Affiliates have the right to license or otherwise make available such Technical Information to Merck).

      1.14 "deCODE Genomics Data" shall mean (a) deCODE's proprietary genealogical and genotypic databases and such other databases as may be created, developed or acquired by deCODE from time to time during the term of this Agreement or as may be existing or have been created as of the Effective Date, and (b) deCODE's proprietary inventions, processes and other assets directly relating to the use, creation, maintenance, development, operation, access, analysis, reporting, storage, protection, and/or transmission of such proprietary databases, including proprietary methods, procedures and techniques, procedure manuals, personal and scientific data, computer technical expertise and software, in each case independently developed by or on behalf of deCODE and such software useful for the analysis of the information included in such databases.

      1.15 "deCODE Know-How" shall mean all secret, substantial and identified information and materials, including, but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement (i) are in deCODE's possession or control, (ii) are not generally known and (iii) are necessary or useful to Merck in connection with the Research Program or the research, development, manufacture, marketing, use or sale of Compound [**] or Product in the Territory excluding deCODE Generalized Technology and deCODE Genomics Data.

      1.16 "deCODE Patents" shall mean Patents, that deCODE or its Affiliates owns, controls or through license or otherwise acquires rights prior to the Effective Date or during the term of this Agreement (provided deCODE or its Affiliates have the right to license or otherwise make available such Patents to Merck) and are necessary or useful to Merck in connection with the Research Program or the research, development, manufacture, marketing, use or sale of Compound [**] or Product in the Territory, excluding Patents claiming deCODE Generalized Technology and/or deCODE Genomics Data.

      1.17 "deCODE Responsibilities" shall have the meaning assigned to such term in Section 2.2.

      1.18  "Disease" means Obesity.

      1.19  "Disease Gene" shall mean [**]

      1.20 "Effective Date" shall mean the date of this Agreement first above written.

      1.21  "FDA" shall mean the United States Food and Drug Administration.

      1.22 "First Commercial Sale" shall mean with respect to any Product [**], the first sale for end use or consumption of such Product [**] in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.

      1.23 "Full Time Equivalent" or "FTE" shall mean the equivalent of a full-time scientist's work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of days during any twelve-month period devoted by such employee to the Research Program by the total number of working days during such twelve-month period.

      1.24 "FTE Rate" shall mean [**] per FTE. The FTE Rate shall include all personnel, equipment, reagents and all other expenses including support staff and overhead for or associated with an FTE.

      1.25 "Gene Pathway" shall mean the molecular pathways both known and unknown first linking a [**] to a Disease.

      1.26 "Improvement" shall mean any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of Compound or Product.

      1.27 "IND" shall mean any filing made with an appropriate Regulatory Authority in the respective jurisdiction within the Territory for initiating clinical trials in such jurisdiction with respect to the Product.

      1.28 "Invention" shall mean any discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, relating to the Disease excluding Collaboration Inventions.

      1.29  "Joint Know-How" shall have the meaning assigned to such term in
Section 7.1.3.3.

      1.30  "Joint Patent" shall have the meaning assigned to such term in
Section 7.1.3.3.

      1.31 "Licensed Technology" shall mean the Collaboration Patents, Patents, deCODE Know-How, Merck Know-How, and Joint Know-How licensed under this Agreement.

      1.32 "Major Market" shall mean any one of the following countries: United States, Japan, the United Kingdom, France, Germany, Italy or Spain.

      1.33 "Marketing Approval" shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that is necessary for the manufacture, use, storage, import, transport and/or sale of a Product [**] for human use in such jurisdiction and following which the Product [**] may be legally sold in such jurisdiction.

      1.34 "Merck Collaboration Patents" shall mean Collaboration Patents owned or controlled by Merck or its Affiliate Rosetta Inpharmatics, Inc. ("Rosetta") during the term of this Agreement. Any patents on discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, relating to a [**] that would otherwise be a Merck Collaboration Patent under the Agreement, shall be Merck Patents.

      1.35  [**]

      1.36 "Merck Know-How" shall mean any Merck or Rosetta information and materials, including but not limited to, discoveries, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which during the term of this Agreement are not generally known and which arise out of the Research Program or are in Merck's opinion necessary or useful to deCODE in the performance of its obligations under the Research Program.

      1.37 "Merck Patents" shall mean Patents owned or controlled by Merck or Rosetta prior to the Effective Date or during the term of this Agreement (provided Merck or Rosetta has the right to license or otherwise make available such Patents to deCODE) and are necessary or useful to deCODE in connection with the Research Program or the research, development, manufacture, marketing, use of sale of Compound, Product [**] in the Territory.

      1.38 "NDA" shall mean a New Drug Application and all amendments and supplements thereto filed with the FDA (as more fully defined in 21 CFR 314.5 et seq.), or the equivalent application filed with any equivalent agency or governmental authority outside the United States (including any supra-national agency such as in the European Union) requiring such filing, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

      1.39 "Net Sales" shall mean the gross invoice price of Product [**] sold by Merck, its Affiliates or sublicensees (which term does not include distributors) to the first independent Third Party after deducting, if not previously deducted, in the amount invoiced or received:

      (a) trade and quantity discounts;

      (b) returns, rebates and allowances;

      (c) chargebacks and other amounts paid on sale or dispensing of Product [**];

      (d) retroactive price reductions that are actually allowed or granted;

      (e) sales commissions paid to distributors and/or selling agents;

      (f) a fixed amount equal to [**] of the amount invoiced to cover bad debt, sales or excise taxes, early payment cash discounts, transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; and

      (g) the standard inventory cost of devices or delivery systems used for dispensing or administering Product which accompany Product as it is sold.

With respect to Combination Product, Net Sales shall be calculated on the basis of invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the invoice price of Product containing Compound as the sole active ingredient in the same strength and the denominator of which shall be the sum of the numerator and the invoice prices of products containing each other active ingredient as the sole active ingredient in the same strength as in the Combination Product. Invoice price shall be determined in accordance with Merck's regular accounting methods. In the event that representative products for the above calculation are not available, Merck and deCODE will discuss an appropriate method for calculating Net Sales for such Combination Product.

      1.40  "Obesity" shall mean [**]

      1.41 "Party" shall mean deCODE or Merck and, when used in the plural, shall mean deCODE and Merck.

      1.42 "Patents" shall mean any and all patents and patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) that a Party or its Affiliates owns, controls or through license or otherwise acquires rights prior to the Effective Date or during the term of this Agreement which: (i) claim, cover or relate to a Compound, Product and/or [**]; or (ii) claim, cover or relate to Inventions; or (iii) are divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, utility, models and the like of any such patents and patent applications and foreign equivalents thereof.

      1.43 "Phase I Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(a), or its foreign equivalent.

      1.44 "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

      1.45 "Phase III Clinical Trial" shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for an application for Marketing Approval or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

      1.46  [**]

      1.47 "Product" or "Products" shall mean preparations in final form for sale by prescription, over-the-counter or any other method which contain Compound, including, without limitation, any Combination Product.

      1.48 "Proprietary Information" shall have the meaning assigned to such term in Section 8.3.

      1.49 "Regulatory Authority" shall mean the authority(ies) in each respective jurisdiction within the Territory with responsibility for granting regulatory approval for the marketing and sale of the Product [**] in such jurisdiction, and any successor(s) thereto.

      1.50 "Research Program" shall mean the collaborative research effort between the Parties to discover and develop the Compound as set forth in Article 2 and Schedule 2.1.

      1.51 "Research Program Term" shall have the meaning set forth in Section 2.4.

      1.52  [**]

      1.53  "Steering Committee" shall have the meaning assigned to such term in
Section 3.1.

      1.54 "Technical Information" shall mean information, data or know-how (whether patentable or unpatentable), including without limitation, formulas, manufacturing methods, procedures, designs, compositions of matter, plans, applications, specifications, drawings, techniques, materials (including without limitation biological materials such as tissue samples, plasma samples, cell lines, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids, vectors and the like), compounds, samples, inventions, discoveries, and the like, as well as improvements related thereto.

      1.55  "Territory" shall mean all the countries of the world.

      1.56  [**]

      1.57 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

      1.58  "Third Party Claim" shall have the meaning assigned to such term in
Section 9.1.3.1.

      1.59  [**]

      1.60 "Valid Patent Claim" means a claim of an issued and unexpired patent included within the Patents, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

      1.61  [**]

2.    RESEARCH COLLABORATION AND PRODUCT DEVELOPMENT.

      2.1 Overall Program. The Parties shall collaborate in the field of Obesity under the terms and conditions set forth in this Agreement and in Research Program. The activities to be undertaken in the course of Research Program are set forth in Schedule 2.1 (the "Research Plan") that may be amended from time to time upon the mutual agreement of the Parties.

      2.2 deCODE Specific Responsibilities. Under the direction of the Steering Committee pursuant to Article 3, deCODE shall make available scientific and managerial personnel with sufficient expertise and experience necessary to undertake the deCODE Responsibilities. In particular, deCODE shall devote to the Research Program [**] FTEs per year during the Research Term, all of which shall be funded by Merck according to Section 5.3 hereof.

      2.3 Merck Specific Responsibilities. Merck shall be responsible for performing all development work and clinical trials necessary to obtain Marketing Approvals for Products in those countries in the Territory which it in its sole discretion believes is reasonable. deCODE acknowledges and agrees that Merck may use its Affiliates or Third Parties to perform certain of its obligations under this Agreement from time to time. Merck shall keep deCODE advised of its activities under this Section 2.3.

      2.4 Research Program Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Collaboration Date and continue for a period of three years (the "Research Program Term"). In the event that [**] months after the Collaboration Date there has been no payment of a milestone set forth in Section 5.4, then Merck may at its sole discretion terminate the Research Program upon one (1) month notice prior to the second
(2nd) anniversary of the Collaboration Date. The Parties may extend the term of the Research Program on a year-by-year basis, initially at least [**] days prior to the three year anniversary of the commencement of the Research Program and, thereafter, at least [**] days prior to the each subsequent anniversary. In the event of [**], Merck shall have the right to extend the Research Program Term at its own discretion for a period of up to three (3) years beyond the Research Program Term subject to notice to deCODE within the later of sixty (60) days of [**] or sixty (60) days before the end of the Research Program Term and subject to payment of funding as set forth in Section 5.3. Upon any extension of the term of Research Program, if desirable, Schedule 2.1 setting forth the Research Program shall be amended in writing by mutual agreement. As used throughout the Agreement any reference to Research Program Term shall include any extension thereof.

      2.5 Exchange of Information. Upon execution of this Agreement, deCODE shall disclose to Merck in English and in writing all deCODE Know-How not previously disclosed. During the Research Program Term, deCODE shall also promptly disclose to Merck in English and in writing on an ongoing basis all deCODE Know-How. Merck shall promptly disclose to deCODE during the Research Program Term all Merck Know-How. In the event of [**]

      2.6 Record Keeping. The Parties shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the form required under all applicable laws and regulations. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records. Each Party shall maintain such records and information contained therein in confidence in accordance with Section 8 and shall not use such records or information except to the extent otherwise permitted by this Agreement.

      2.7 Access to Facilities and Personnel. The Parties shall allow representatives of the other Party, upon reasonable notice and during normal business hours, to visit such Party's facilities where the activities contemplated by the Research Plan are being conducted, and consult, during such visits and by telephone, with such Party's personnel performing such activities.

      2.8 Additional Services. The Parties agree to negotiate in good faith, from time to time as when needed, regarding the extension of Research Program and terms and conditions on which additional services that are not currently contemplated by this Agreement might be provided by deCODE, including the provision of high throughput screening, candidate selection and conducting Phase I clinical trials on Products. [**]

      2.9   [**]

3.    STEERING COMMITTEE.

      3.1 Members; Officers. The Parties shall establish a joint executive committee (the "Steering Committee"), which shall consist of four (4) members, two (2) members from each Party. The members of the Steering Committee are set forth on Schedule 3.1. Each Party may replace any or all of its representatives on the Steering Committee at any time upon written notice to the other Party in accordance with Section 13.6 of this Agreement. Such representatives shall include personnel of each Party that, individually or collectively, have expertise in business and pharmaceutical drug development and/or the identification and validation of disease susceptibility genes. Any member of the Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Steering Committee. Each Party may, at its discretion, invite non-member representatives of such Party to attend meetings of the Steering Committee. A chairperson and secretary of the Steering Committee shall serve co-terminus one (1) year terms, commencing on the Collaboration Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the Steering Committee shall alternate between the Parties, and each chairperson shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by Merck, the initial secretary shall be selected by deCODE, and each is designated on Schedule 3.1.

      3.2 Responsibilities. The Steering Committee shall perform the following functions:

            3.2.1 Determine the overall strategy for the Research Program;

            3.2.2 Approve initial assignment of deCODE personnel to the Research Program including but not limited to review of the complete resume or CV of such individuals and as the need arises determine the removal or addition of deCODE personnel to the Research Program;

            3.2.3 Formulate and adjust the Research Plan in Schedule 2.1 as needed, including but not limited to allocation of personnel and other project resources;

            3.2.4 Formulate and adjust Development Plans with respect to [**];

            3.2.5 Oversee progress of the Research Program and exchange of data between the Parties;

            3.2.6 Determine if a [**];

            3.2.7 Appoint sub-committees of equal representation to fulfill any of the enumerated tasks set forth in this Section 3.2.

            3.2.8 Track publication requests as set forth in Section 8.1; and

            3.2.9 Monitor, track and record the achievement and timing of milestones in Section 5.4.

      3.3 Meetings. Meetings of the Steering Committee require the participation of at least one member of the Steering Committee from each Party. During the Research Program Term, the Steering Committee shall meet in person at least once during every Calendar Year. From time to time, a Party may give the other Party ten (10) business days notice of its desire to hold a meeting of the Steering Committee. Unless otherwise agreed by the Parties, meetings of the Steering Committee shall be held in person and shall alternate between the offices of the Parties, or meet in such other place as agreed by the Parties. Instead of meeting in person, the members of the Steering Committee may, for purposes of holding a Steering Committee meeting, convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the Parties.

      3.4   Decisions.

            3.4.1 The Steering Committee may make decisions with respect to any subject matter that is subject to the Steering Committee's decision-making authority by reaching a unanimous decision between the Parties. Each Party shall have a single vote.

            3.4.2 If, with respect to a matter that is subject to the Steering Committee's decision-making authority set forth in Section 3.2 above, the Steering Committee cannot reach consensus, the matter shall be referred to (i) the Chief Executive Officer of deCODE, or such other senior executive designated by deCODE from time to time, and (ii) the Executive Vice President of Worldwide Basic Research of Merck, or such other person holding a similar position designated by Merck from time to time (such officers collectively, the "Executive Officers"), for resolution. The Executive Officers shall use good faith and reasonable efforts to resolve the matters referred to them.

            3.4.3 Any disputes arising with respect to relations with patients participating in the Research Program, research sites, consultants, investigators or vendors all of which are in Iceland, or any governmental authority in Iceland, the matter shall be decided by the Chief Executive Officer of deCODE (or its designee), who shall give good faith consideration to the comments of the Executive Officer of Merck (or their respective designees) in resolving such matter; provided, however, that to the extent such disputes materially affect the rights or obligations of the Parties under this Agreement, deCODE shall consult with Merck and the Parties shall agree on a course of action to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable.

            3.4.4 Any disputes other than those described in Section 3.4.3 where the Executive Officers cannot reach a mutually acceptable decision within thirty
(30) days after the matter was referred to them shall be decided by the Executive Vice President of Research and Development of Merck; provided, however, that to the extent such disputes materially affect the rights or obligations of the Parties under this Agreement, Merck shall consult with deCODE and the Parties shall agree on a course of action to lawfully avoid or minimize such effects upon the rights or obligations of the Parties, to the extent practicable.

            3.4.5 For all purposes under this Agreement, any decision made pursuant to Section 3.4 shall be deemed to be the decision of the Steering Committee.

      3.5   Minutes.

            3.5.1 With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, definitive minutes of all Steering Committee meetings shall be finalized no later than thirty (30) business days after the meeting to which the minutes pertain, as follows:

                  3.5.1.1 Within ten (10) business days after each Steering Committee meeting, the secretary shall prepare and distribute to all members of the Steering Committee draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee and a list of any issues to be resolved by the Executive Officers.

                  3.5.1.2 The chairperson shall then have ten (10) business days after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to the secretary.

                  3.5.1.3 Upon the expiration of such second ten (10) business day period, the chairperson and the secretary of the Steering Committee shall have an additional ten (10) business days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party's assent to the minutes.

            3.5.2 If at any time during the preparation and finalization of the Steering Committee meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the decision making process as provided in Section 3.4. The decision resulting from the decision making process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to such escalation shall be finalized within a thirty (30) business day period as provided in Section 3.5.1.

      3.6 Term. The Steering Committee shall exist for [**] months following the termination or expiration of the Research Program Term.

      3.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Steering Committee.

4.    GRANT OF RIGHTS; RESEARCH; COMMERCIALIZATION.

      4.1   Licenses to deCODE by Merck.

            4.1.1 Grant of Merck IP. Subject to the terms and conditions of this Agreement, Merck hereby grants to deCODE and its Affiliates a fully paid-up, non-royalty bearing non-exclusive right and license, without the right to grant sublicenses, (a) under Merck Patents, (b) under Merck Collaboration Patents, (c) under Merck Know-How, and (d) under Joint Patents and Joint Know-How, for the sole and exclusive purpose of enabling deCODE to fulfill its research obligations under this Agreement.

            4.1.2 Rights to Rosetta Resolver. Concurrently with this Agreement and in furtherance of the Research Program, the Parties are entering into a separate agreement granting deCODE certain rights to Rosetta Resolver.

      4.2   Licenses to Merck by deCODE.

            4.2.1 Grant of deCODE IP.

                  4.2.1.1 Exclusive License Subject to the terms and conditions of this Agreement including rights to compensation set forth in Article 5, deCODE hereby grants to Merck an exclusive right and license, with the right to grant sublicenses, (a) under deCODE Patents, (b) under deCODE Collaboration Patents, (c) under deCODE Know-How and (d) under Joint Patents and Joint Know-How, to discover, develop, sell, offer to sell, use, make, have made, and import Compounds, Products [**] in the Territory and to otherwise enable Merck to fulfill its obligations and exercise its rights under the Agreement.

                  4.2.1.2 Non-Exclusive License. Subject to the terms and conditions of this Agreement, deCODE hereby grants to Merck a non-exclusive right and license to use deCODE Generalized Technology, to discover, develop, sell, offer to sell, use, make, have made, and import Compounds, Products [**] in the Territory and to otherwise enable Merck to fulfill its obligations and exercise its rights under the Agreement.

            4.2.2 Rights to Clinical Genome Miner. Concurrently with this Agreement and in furtherance of the Research Program, the Parties are entering into a separate agreement granting Merck certain rights to Clinical Genome Miner.

            4.2.3 Development and Commercialization. Merck shall use reasonable efforts, consistent with the usual practice followed by Merck in pursuing the commercialization and marketing of its other similar pharmaceutical products, at its own expense, to develop and commercialize a Product on a commercially reasonable basis in such countries in the Territory where in Merck's opinion it is commercially viable to do so.

            4.2.4 Excused Performance. In addition to the provisions of Article 7 hereof, the obligation of Merck with respect to any Product under Section
4.2.3 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as in Merck's opinion any such condition or event exists.

            4.2.5 Gene Exclusivity.

            4.2.5.1 [**]

            4.2.5.2 [**]

                  (a)   [**]

                  (b)   [**]

                  (c)   [**]

                  (d) Provided that there has been [**] during the Research Program Term and to the extent necessary and only beginning after the end of the Research Program Term, deCODE shall have a non-exclusive right in the Joint Patents and Joint Know-How to engage solely through its own efforts in any and all research, development, testing and/or commercialization activities regarding any product in the field of Obesity making use of [**] subject to its obligations to (i) provide written notice to Merck of its intention to pursue research and development activities using the [**], (ii) to first offer to Merck an opportunity on commercially reasonable terms a license to develop and commercialize any such product prior to offering such terms to a Third Party and
(iii) in the event the Parties do not enter into an agreement pursuant to
Section 4.2.5.2(d)(ii) to pay royalties to Merck in accordance with Section 5.5.

                  (e) To the extent necessary and beginning [**]after the end of the Research Program Term, deCODE shall have a non-exclusive right in the Joint Patents and Joint Know-How to engage through its own efforts alone or in collaboration with a Third Party in any and all research, development, testing and/or commercialization activities regarding any product in the field of Obesity making use of [**] subject to its obligations to (i) provide written notice to Merck of its intention to pursue research and development activities using [**] and (ii) to pay royalties to Merck in accordance with Section 5.5.

      4.3 Non-compete. The Parties acknowledge that each has unique capabilities that it brings to the Research Program. [**]deCODE is currently engaged in research activities in diseases outside the field of Obesity, including, but not limited to the diseases named in Section 1.40(b)(i)-(iv) on its own and/or in collaboration with a Third Party. For the avoidance of doubt unless expressly stated herein, this Agreement shall not limit deCODE's ability to conduct and commercialize such research activities outside the field of Obesity.

5.    RESEARCH FUNDING, MILESTONES AND ROYALTIES.

      5.1 Technology Access Fee. As consideration for the rights and license granted herein by deCODE, Merck shall make a one-time payment of [**] within thirty (30) days of the Collaboration Date of the Agreement and shall make [**] beginning on the first anniversary of the Collaboration Date and on each successive anniversary date ending after the such payment.

      5.2   [**].

      5.3 Funding of Research. As consideration to deCODE for the research and development activities undertaken by deCODE pursuant to this Agreement:

            5.3.1 Merck shall pay to deCODE during the conduct of the Research Program, for the FTEs set forth in Section 2.2, in advance on a quarterly basis at the beginning of each Calendar Quarter, at the FTE Rate commencing upon the Collaboration Date; and

            5.3.2 if Merck decides to develop a [**], Merck shall pay to deCODE during the development of [**], in advance on a quarterly basis, at the beginning of each Calendar Quarter, at the FTE Rate, commencing upon the Steering Committee's approval of a research plan for such [**].

      5.4 Milestones. As further consideration to deCODE for the license and other rights granted to Merck under this Agreement and the research and development activities undertaken by deCODE under the Research Program pursuant to this Agreement:

            5.4.1 Within thirty (30) days following successful completion of the following research milestones reached by deCODE, Merck shall pay to deCODE:

                  5.4.1.1 [**]

                  5.4.1.2 [**]

            5.4.2 Within thirty (30) days following successful completion of the following clinical milestones Merck shall pay to deCODE:

                  5.4.2.1 [**]

                  5.4.2.2 [**]

                  5.4.2.3 [**]

                  5.4.2.4 [**]

                  5.4.2.5 [**]

Each of the milestone payments described in this Section 5.4.2 shall be payable only upon the initial achievement of each such milestone for the first Compound having activity against a particular [**]. For avoidance of doubt, a Compound having activity against more than one [**] shall not require additional milestone payments under Section 5.4.2. All payments made to deCODE pursuant to this Section 5.4.2 shall be non-refundable and shall not be creditable.

            5.4.3 Within thirty (30) days following successful completion of the following development milestones with respect to [**], Merck shall pay to deCODE:

                  5.4.3.1 [**]

                  5.4.3.2 [**]

Each of the milestone payments described in this Section 5.4.3 shall be payable only upon the initial achievement of each such milestone for the first [**]using a particular [**] or combinations thereof. All payments made to deCODE pursuant to this Section 5.4.3 shall be non-refundable and shall not be creditable.

      5.5 Royalties on Product Sales. Subject to the terms and conditions of this Agreement, Merck shall pay to deCODE royalties on a Product-by-Product and a country-by-country basis in an amount equal to:

      (a) [**] of that portion of total annual Net Sales of Product by Merck or its sublicensees that is less than or equal to [**];

      (b) [**] of that portion of total annual Net Sales of Product by Merck or its sublicensees that is greater than [**].

Royalties on each Product at the rate set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until either (i) the expiration of the last applicable patent on such Product in such country containing a Valid Patent Claim claiming the Compound and/or the Product as a product per se or (ii) in those countries that do not have any patents containing a Valid Patent Claim claiming the Compound and/or the Product as a product per se, a royalty rate that is [**] of the applicable rate in Sections 5.5(a) or (b) (subject first to any applicable reduction as provided for in Section 5.10) for a period not to exceed seven (7) years from the date of First Commercial Sale in such country, subject to the following conditions:

      (x) that only one (1) royalty shall be due with respect to the same unit of Product;

      (y) that no royalties shall be due upon the sale or other transfer among Merck, its Affiliates or sublicensees, but in such cases the royalty shall be due and calculated upon Merck's or its Affiliate's or its sublicensee's Net Sales to the first independent Third Party; and

      (z) no royalties shall accrue on the disposition of Product in reasonable quantities by Merck, its Affiliates or sublicenses as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

      5.6 Royalty Payable Under Managed Pharmaceutical Contract. It is understood by the Parties that Merck may sell Product(s) [**] to an independent Third Party (such as a retailer or wholesaler) and may subsequently perform services relating to Product(s) [**] and other products under a managed pharmaceutical benefits contract or other similar contract. In such cases, it is agreed by the Parties that Net Sales shall be based on the invoice price to an independent retailer or wholesaler, as set forth in Section 1.39, notwithstanding that Merck may receive compensation arising from the performance of such services.

      5.7 Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, Merck's sales practices for the marketing and distribution of Product [**] may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating deCODE to the extent currently contemplated under
Section 5.5.

      5.8 Royalties for Bulk Compound. In those cases where Merck sells bulk Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Article 5 shall be applicable to the bulk Compound.

      5.9 Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product [**] in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.5, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.5 shall be reduced to the rate paid by the compulsory licensee.

      5.10 Third Party Licenses. In the event that one or more patent licenses from other Third Parties are required by Merck, its Affiliates and sublicensees in order to develop, make, have made, use or sell Compound or Product [**] (hereinafter "Third Party Patent Licenses"), [**] of any consideration actually paid under such Third Party Patent Licenses by Merck, its Affiliates or sublicensees, for sale of such Compound, Product [**] in a country for such Calendar Quarter shall be creditable against the royalty payments due deCODE by Merck with respect to the sale of such Products [**] in such country, provided however that in no event shall the royalty rate payable to deCODE under Section
5.5 be reduced by more than [**].

      5.11 Royalties on [**]. Subject to the terms and conditions of this Agreement, Merck shall pay to deCODE royalties on a [**]and a country-by-country basis on the total annual Net Sales of a [**] exceeding [**] in an amount equal to [**] of total annual Net Sales of [**] by Merck or its sublicensees. The provisions of Sections 5.5 - 5.10 shall apply to royalties on Net Sales of [**].

      5.12 deCODE Royalties. To the extent that deCODE or its sublicensee develops a Compound, Product [**] pursuant to the rights granted in Section 4.2.5, deCODE shall be obligated to pay Merck royalties on such sale in the manner set forth in Section 5.5 above.

      5.13  Royalties and Milestones [**].

            5.13.1 [**]

            5.13.2 [**]

            5.13.3 [**]

6.    PAYMENTS AND REPORTS.

      6.1 Payments. Beginning with the Calendar Quarter in which the First Commercial Sale is made anywhere in the Territory and for each Calendar Quarter thereafter, Merck shall submit a statement, Product-by-Product/[**] and country-by-country for those Products [**] subject to a royalty obligation, which shall set forth the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall be accompanied by the payment due to deCODE and shall be submitted quarterly within sixty (60) days after the end of each Calendar Quarter.

      6.2 Mode of Payment. Merck shall make all payments required under this Agreement, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. Whenever conversion of payments from any foreign currency shall be required, such conversion shall be at the rate of exchange and on the periodic schedule used by Merck for its own financial reporting purposes at such time.

      6.3 Records Retention. Merck and its Affiliates and sublicensees shall keep complete and accurate records pertaining to the sale of Products [**], for a period of no less than two (2) Calendar Years after the year in which such sales or costs occurred, and in sufficient detail to permit deCODE to confirm the accuracy of the aggregate royalties provided by Merck hereunder. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon deCODE, and Merck and its sublicensees shall be released from any liability or accountability with respect to royalties for such year.

      6.4 Audit Request. During the term of this Agreement and for a period of two (2) years thereafter, at the request and expense of deCODE, Merck and its Affiliates and sublicensees shall permit an independent, certified public accountant appointed by deCODE and reasonably acceptable to Merck, at reasonable times and upon reasonable notice, to examine such records as may be necessary to determine the correctness of any report or payment made for any year ending not more than twenty-four (24) months prior to the date of such request. Results of any such examination shall be made available to both Parties except that said independent, certified public accountant shall verify to deCODE only the amounts due to deCODE or such other information required to be provided to deCODE under
Section 6.1 and shall disclose no other information revealed in such audit. deCODE shall treat all financial information subject to review under this
Section 6.4 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

      6.5 Cost of Audit. deCODE shall bear the full cost of the performance of any audit requested by deCODE except as hereinafter set forth. If, as a result of any inspection of the books and records of Merck, its Affiliates or sublicensees, it is shown that Merck's payments under this Agreement were less than the amount which should have been paid, then Merck shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after deCODE's demand therefor. Furthermore, if the payments made or payable were at least [**] and less than [**] of the amount that should have been paid during the period in question, Merck shall also reimburse deCODE for the reasonable costs of such audit.

      6.6 Taxes. In the event that Merck is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to deCODE due to the laws of such country, such amount shall be deducted from the payment to be made by Merck, and Merck shall promptly notify deCODE of such withholding and, within a reasonable amount of time after making such deduction, furnish deCODE with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

      6.7 Equal Applicability. The Parties hereby agree that the provisions of Sections 6.1 through 6.6 shall apply equally to deCODE's sale of Products [**] pursuant to its rights under Section 4.2.5.

7.    OWNERSHIP; PATENTS.

      7.1   Ownership.

            7.1.1 deCODE shall retain all right, title and interest in and to deCODE Generalized Technology, deCODE Genomics Data, deCODE Know-How, deCODE Collaboration Patents and deCODE Patents, subject to the licenses granted to Merck pursuant to Section 4.2.

            7.1.2 Merck shall retain all right, title and interest in and to the Merck Know-How, Merck Collaboration Patents and Merck Patents, subject to the licenses granted to deCODE pursuant to Section 4.1.

            7.1.3 Subject to the licenses granted hereunder:

                  7.1.3.1 rights to Collaboration Inventions made solely by employees and/or agents of deCODE shall belong to deCODE;

                  7.1.3.2 rights to Collaboration Inventions made solely by employees and/or agents of Merck and/or Merck Affiliates shall belong to Merck; and

                  7.1.3.3 rights to Collaboration Inventions which are made jointly by employees and/or agents of deCODE and by employees and/or agents of Merck and/or Merck Affiliates shall belong jointly to deCODE and to Merck ("Joint Patents" and "Joint Know-How") shall belong jointly to deCODE and to Merck.

            7.1.4 Except as expressly set forth in this Agreement, the Parties shall follow United States laws of inventorship, ownership, and patenting rights including a Party's ability to exploit joint inventions without accounting to each other.

      7.2   Patent Maintenance.

            7.2.1 deCODE agrees to file, prosecute and maintain in the Territory, upon appropriate consultation with Merck, the Patents and Collaboration Patents owned in whole or in part by deCODE and licensed to Merck under this Agreement; provided, however, with respect to Joint Patents, Merck shall have the first right to file patent applications for such Joint Patents. With respect to deCODE Collaboration Patents, deCODE may elect not to file and if so Merck shall have the right to file patent applications. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. Each Party shall keep the other advised of the status of the actual and prospective patent filings and upon the request, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. With respect to all filings hereunder, the filing Party shall be responsible for payment for all costs and expenses related to such filings.

            7.2.2 Each Party may select qualified independent patent counsel to file and prosecute all patent applications for which it has responsibility pursuant to Section 7.2.1. The Party making the filing shall provide copies to the other Party of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Patents and Collaboration Patents.

            7.2.3 deCODE and Merck shall share all costs and expenses of filing, prosecuting and maintaining Joint Patents.

            7.2.4 If either Party elects not to pay for: (i) the filing of a patent application in any country in the Territory on any such Collaboration Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such application in any country in the Territory, or (iii) the filing of any divisional or continuing patent application based on any such application in any country in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such Collaboration Invention and application in such country of the Territory shall be assigned by such Party to the other Party, all of such assigning Party's rights in such Collaboration Invention and application in such country in the Territory shall cease.

            7.2.5 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all such patents.

      7.3   Patent Enforcement.

            7.3.1 If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an "Infringement") by a Third Party with respect to Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Infringement.

            7.3.2 Merck shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory. If Merck does not secure actual cessation of such Infringement or institute an infringement proceeding against an offending Third Party within one hundred eighty (180) days of learning of such Infringement, deCODE shall have the right, but not the duty, to institute such an action with respect to any Infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for one hundred ten percent (110%) of all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, Merck shall be entitled to retain same; provided, however, that such remaining funds shall be deemed to constitute Net Sales for purposes of this Agreement, and Merck shall be obligated to pay the royalty due and owing under this Agreement with respect thereto.

            7.3.3 deCODE shall inform Merck of any certification regarding any Patents and Collaboration Patents it has received pursuant to either 21 U.S.C. Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide Merck with a copy of such certification within five (5) days of receipt. deCODE's and Merck's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 7.3.2 hereof; provided, however, deCODE shall exercise its first right to initiate and prosecute any action and shall inform Merck of such decision within ten (10) days of receipt of the certification, after which time Merck shall have the right to initiate and prosecute such action.

      7.4 Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against Merck for patent infringement involving the sale, distribution or marketing of any Product [**] in the Territory, Merck shall promptly notify deCODE in writing of such suit.

      7.5 Patent Term Restoration. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patents and Collaboration Patents. In the event that elections with respect to obtaining such patent term restoration are to be made, Merck shall have the right to make the election and deCODE agrees to abide by such election.

8     PUBLICATION; CONFIDENTIALITY.

      8.1 Notification. Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. At least forty-five (45) days before a manuscript is to be submitted to a publisher, the publishing Party will provide the Steering Committee with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it will provide the Steering Committee with a summary of such presentation at least thirty (30) business days before such oral presentation and, if an abstract is to be published, thirty (30) business days before such abstract is to be submitted. Any manuscript, oral presentation, including any question period, or abstract shall not include any Proprietary Information unless both Parties otherwise mutually agree in writing in advance of such publication or presentation.

      8.2 Review. The non-publishing Party ("reviewing Party") will review the manuscript, abstract, text or any other material provided under Section 8.1 to determine whether patentable subject matter is disclosed. The reviewing Party will notify the publishing Party within thirty (30) days of receipt of the proposed publication (or within five (5) business days in the case of abstracts) if the reviewing Party, in good faith, determines that patentable subject matter is or may be disclosed, or if the reviewing Party, in good faith, believes Proprietary Information is or may be disclosed. If it is determined by the reviewing Party that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed ninety
(90) days from the reviewing Party's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90) day period, the reviewing Party will discuss the need for obtaining an extension of the publication delay beyond the ninety (90)-day period. If it is determined in good faith by the reviewing Party that Proprietary Information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

      8.3 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement ("Proprietary Information"). The existence of this Agreement, its included attachments and their contents are Proprietary Information of both Parties. The obligations of confidentiality and non-use shall not apply to information for which it can be established by the receiving Party by competent proof that such information:

            (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; or

            (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; or

            (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

            (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

            (v) is required to be submitted by the receiving Party to governmental authorities to facilitate the issuance of any necessary registrations or filings in connection with developing the Product [**], provided that reasonable measures shall be taken to assure confidential treatment of such information.

Notwithstanding the obligations of confidentiality and prohibitions on use, it shall not be a breach of a Party's obligations under this Section 8.3 to disclose Proprietary Information:

            (i) to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and to Third Parties who are sublicensees or other development/marketing partners of the Parties with respect to any of the subject matter of this Agreement; or

            (ii) in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Proprietary Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will assist the disclosing Party in its efforts to secure confidential treatment of such Proprietary Information required to be disclosed.

      8.4 Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Proprietary Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

      8.5 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, an injunction enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Article 8.

9.    INDEMNIFICATION; INSURANCE; LIABILITY.

      9.1   Indemnification.

            9.1.1 Indemnification by Merck. Merck shall indemnify and hold harmless deCODE, its Affiliates, any present or future parent or subsidiary of them, and their respective officers, directors, employees, agents and Affiliates (collectively in this Section 9.1 referred to as "deCODE") from and against any and all losses, liabilities, damages, costs and expenses whatsoever, including, but not limited to, reasonable counsel fees, actually incurred by deCODE in defending against any litigation or any claim whatsoever by a Third Party and any and all other reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim, and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments (which shall first be subject to Merck's prior written consent, not to be unreasonably withheld) (collectively in this section referred to as "deCODE Losses"), provided such deCODE Losses arise solely out of (i) the breach of any representation, warranty, or covenant of Merck under Article 10, (ii) the promotion, marketing, distribution and sale, whether directly or through distributors, of the Products [**], or (iii) the negligence, recklessness or wrongful intentional acts or omissions of Merck, its Affiliates or its sublicensees, if any, or their respective directors, officers, employees or agents, in connection with the performance by Merck under this Agreement; and provided further, that this obligation by Merck shall not apply in the event that such deCODE Losses are attributable in any manner to any intentional act or gross negligence, willful or otherwise, of deCODE.

            9.1.2 Indemnification by deCODE. deCODE shall indemnify and hold harmless Merck, its Affiliates, any present or future parent or subsidiary of them, and their respective officers, directors, employees, agents and Affiliates (collectively in this Section 9.1.2 referred to as "Merck") from and against any and all losses, liabilities, damages, costs and expenses whatsoever, including, but not limited to, reasonable counsel fees, actually incurred by Merck in defending against any litigation or any claim whatsoever by a Third Party and any and all other reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim, and any and all amounts reasonably paid in settlement of any claim or litigation, any settlement payments (which shall first be subject to deCODE' prior written consent, not to be unreasonably withheld) (collectively in this section referred to as "Merck Losses"), provided such Merck Losses arise solely out of (i) the breach of any representation, warranty, or covenant of deCODE under Article 10, (ii) the promotion, marketing, distribution and sale, whether directly or through distributors, of the Products [**] by deCODE or (iii) the negligence, recklessness or wrongful intentional acts or omissions of deCODE, its Affiliates or its sublicensees, if any, or their respective directors, officers, employees or agents, in connection with the performance by deCODE under this Agreement; and provided further, that this obligation by deCODE shall not apply in the event that such Merck Losses are attributable in any manner to any intentional act or gross negligence, willful or otherwise, of Merck.

            9.1.3 Notice Of Claim Of Indemnification - Third Party Claims

                  9.1.3.1 A Party (the "Indemnified Party") seeking indemnification under this Agreement for a claim made against it by a Third Party ("Third Party Claim") shall notify the other Party (the "Indemnifying Party") in writing of the Third Party Claim within thirty (30) days after receipt by the Indemnified Party of written notice of the Third Party Claim; however, failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party shall actually in a material manner have been prejudiced by the failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                  9.1.3.2 The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. In any such proceeding the defense of which the Indemnifying Party shall have so assumed, the Indemnified Party shall have the right to participate therein and retain its own counsel (without otherwise affecting the rights of the Parties under Section 9.1) at its own expense unless (i) the Indemnified Party and the Indemnifying Party shall have mutually agreed to the retention of such counsel,
(ii) the Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the Indemnifying Party and the Indemnified Party, and representation of both Parties by the same counsel would be inappropriate in the opinion of the Indemnified Party's counsel due to actual or potential differing interests between them; in any such case, one firm of attorneys separate from the Indemnifying Party's counsel may be retained to represent the Indemnified Parties at the Indemnifying Party's expense. Any settlement of such a Third Party Claim, the defense of which has been assumed by the Indemnifying Party, shall not be entered into by the Indemnifying Party without prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                  9.1.3.3 With respect to all Third Party Claims, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in connection with any Third Party Claims and the defense or compromise thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Agreement. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third

Party Claim, without the Indemnifying Party's prior written consent; provided that admissions of facts which a Party may reasonably be required to make shall not be deemed to be admissions of liability.

            9.1.4 Cooperation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Agreement, including, without limitation, by taking reasonable efforts to mitigate or resolve any such claim or liability.

      9.2 Insurance. Each Party shall maintain adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its clinical trials and its indemnification obligations herein, in such amounts and on such terms as are customary in the industry for the activities to be conducted by it under this Agreement and shall name the other Party as an additional insured in such insurance policy. Each Party shall furnish to the other Party evidence of such insurance, upon request.

      9.3 Limitation on Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, LOSS OF PROFITS, OR LOSS OF GOOD WILL (EVEN IF SUCH PARTY, ITS AFFILIATES AND/OR AUTHORIZED REPRESENTATIVE(S) THEREOF HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES). TO THE EXTENT THE FOREGOING LIMITATION OF LIABILITY IS PROHIBITED BY APPLICABLE LAW, EACH PARTY'S SOLE OBLIGATION FOR SUCH AFOREMENTIONED DAMAGES TO THE OTHER PARTY SHALL BE LIMITED TO [**].

10.   REPRESENTATIONS AND WARRANTIES

      10.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

            10.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

            10.1.2 such Party is free to enter into this Agreement and in so doing, such Party will not violate any other agreement to which it is a party;

            10.1.3 such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

            10.1.4 no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents; and

            10.1.5 such Party has not entered into any agreement with any Third Party which is in conflict with the rights granted to the other Party pursuant to this Agreement.

      10.2 Representations and Warranties of deCODE. deCODE represents and warrants to Merck, as of the Effective Date, that:

            10.2.1 deCODE is the owner of, or has exclusive rights to, all of the deCODE Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

            10.2.2 to deCODE's knowledge, deCODE has exclusive rights to all of the deCODE Know-How in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

            10.2.3 to deCODE's knowledge, Merck's fulfillment of its obligations under this Agreement does not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party,

            10.2.4 there are no patents or patent applications that deCODE owns or controls in the Territory which could preclude Merck from exercising its rights or carrying out its obligations under this Agreement and which deCODE does not have the right to license or otherwise make available to Merck, and;

            10.2.5 deCODE has obtained and will obtain informed consent from all human subjects from whom samples used in the Research Program have been or will be obtained according to the informed consent form agreed to between Merck and deCODE.

      10.3 Representations and Warranties of Merck. Merck represents and warrants to deCODE, as of the Effective Date, that:

            10.3.1 Merck or Rosetta is the owner of, or has exclusive rights to, all of the Merck Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

            10.3.2 to Merck's knowledge, Merck or Rosetta has exclusive rights to all of the Merck Know-How in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

            10.3.3 to Merck's knowledge, deCODE's fulfillment of its obligations under this Agreement does not infringe upon or conflict with any patent or other proprietary rights in the Territory of any Third Party; and

            10.3.4 there are no patents or patent applications that Merck owns or controls in the Territory which could preclude deCODE from exercising its rights or carrying out its obligations under this Agreement and which Merck does not have the right to license or otherwise make available to deCODE.

11.   TERM; TERMINATION.

      11.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 11, shall expire upon the expiration of any and all payment obligations under
Article 5. Upon expiration of this Agreement due to expiration of all payment obligations hereunder, licenses granted to Merck by deCODE pursuant to Section
4.2 shall become fully paid-up, perpetual licenses.

      11.2 Early Termination during the Research Program Term. In the event that the Research Program has failed to achieve the goals set forth in the
Schedule 2.1, Merck shall have the option, in its sole discretion, to terminate the Agreement on or after the second (2nd) anniversary of the Collaboration Date, upon not less than thirty (30) days' prior written notice to deCODE.

      11.3 Termination by Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving ninety (90) days advance written notice to deCODE.

      11.4 Termination for Cause. Either Party (the "Non-breaching Party") may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the "Breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety
(90) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such default cannot be cured within such ninety
(90) day period, if the breaching Party does not commence and diligently continue good faith efforts to cure such default during such ninety (90) day period and thereafter). Any such termination shall become effective automatically at the end of such ninety (90) day period unless the Breaching Party has cured any such breach or default prior to the expiration of such ninety (90) day period (or, if such default cannot be cured within such ninety
(90) day period, if the Breaching Party has not commenced or diligently continued good faith efforts to cure such default). In the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall extend until such time as the dispute is resolved pursuant to
Section 13.14. The right of either Party to terminate this Agreement as provided in this Section 11.4 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous default.

      11.5  Effect of Expiration or Termination.

            11.5.1 Effect of Termination during the Research Program Term. Upon the termination of the Research Program Term pursuant to Sections 2.4 or 11.2, deCODE's obligations as set forth in Section 2.2 shall cease and Merck's obligations set forth in Sections 5.1 and 5.3 shall cease.

            11.5.2 Effect of Termination on License.

            (a) In the event Merck terminates this Agreement under Section 11.4, Merck's licenses pursuant to Section 4.2 shall become fully paid-up, perpetual licenses and deCODE shall, within thirty (30) days after such termination return or cause to be returned to Merck all Products, Compounds[**], Know-How or other substances or compositions delivered or provided by Merck, as well as any other material provided by Merck in any medium. In the event that deCODE terminates this Agreement under Section 11.4, Merck's licenses pursuant to Section 4.2 shall terminate as of such termination date and Merck shall, within thirty (30) days after such termination, return or cause to be returned to deCODE all Products, Compounds[**], Know-How or other substances or compositions delivered or provided by deCODE, as well as any other material provided by deCODE in any medium.

            (b) In the event Merck terminates this Agreement under Section 11.3, the rights and obligations hereunder, including any payment obligations not due and owing as of the termination date shall terminate; provided however, if termination occurs prior to the end of the Research Program Term Merck shall make all remaining payments due under Section 5.3 and provided further that rights granted to deCODE by Merck pursuant to Section 4.2.5.2 shall not be subject to termination under Section 11.3 and such rights and obligations related thereto shall survive with respect to those [**] that deCODE has given notice to Merck under Section 4.2.5.2 within ninety (90) days of receiving notice of termination under Section 11.3. If Merck has paid a milestone payment under Section 5.4.1 in respect to a [**], then Merck shall have the option to retain the exclusive licenses granted with respect to such genes, provided that Merck's obligations under Sections 2.3 and 4.2.3 and Article 5 shall survive the termination of the Agreement. In any event Merck shall retain perpetual non-exclusive rights in licenses granted under Section 4.2.

            (c) In the event this Agreement is terminated due to the rejection of this Agreement by or on behalf of deCODE under Section 365 of the United States Bankruptcy Code (the "Code") or similar legal provisions or procedures in countries other than the United States, all licenses and rights to licenses granted under or pursuant to this Agreement by deCODE to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against deCODE under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless deCODE elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of deCODE upon written request therefore by Merck.

The foregoing is without prejudice to any rights Merck may have arising under the Code or other applicable law.

            11.5.3 Effect of Termination. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article 8 shall survive the expiration or termination of the Agreement and shall continue in effect for ten
(10) years. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay applicable royalties for Product(s), [**] Compound sold prior to such termination.

      11.6 Surviving Obligations. All of the Parties' rights and obligations under:

            Section 2.6 (Record Keeping),

            Article 6 (Payments and Reports)

            Sections 7.1 (Intellectual Party Ownership) and 7.3 (Patent Enforcement)(solely with respect to actions commenced before the effective date of termination of this Agreement)

            Article 8 (Publication; Confidentiality)

            Article 9 (Indemnification; Insurance; Liability)

            Article 13 (Miscellaneous)

and any other provisions that by their nature should continue shall survive termination, relinquishment or expiration of this Agreement.

12.   FORCE MAJEURE.

      Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event deCODE or Merck, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the thirty (30) days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.   MISCELLANEOUS.

      13.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      13.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that (i) Merck may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of Merck's merger, consolidation or involvement in a similar transaction and (ii) deCODE may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of deCODE's merger, consolidation or involvement in a similar transaction, provided however, during the Research Program Term deCODE may not assign its rights and obligations under the Agreement without Merck's written consent which shall not be unreasonably withheld. It shall be reasonable for Merck to withhold consent of an assignment to a company in the pharmaceutical business sector. No assignment and transfer shall be valid or effective unless done in accordance with this Section 13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

      13.3  [**]

      13.4 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees shall be maintained in accordance with United States generally accepted accounting principles, consistently applied.

      13.5 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      13.6 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

      In the case of deCODE and deCODE Parent, to:

            deCODE genetics, ehf.
            Sturlugata 8, IS-101
            Reykjavik, Iceland
            Attention:        President
            Facsimile No.: +354 570 1901

            With a copy to:

            deCODE genetics, ehf
            Sturlugata 8, IS 101
            Reykjavik, Iceland
            Attention:  Legal Department
            Facsimile No.: +354 570 1981

      In the case of Merck, to:

            Merck & Co., Inc.
            One Merck Drive
            P.O. Box 100
            Whitehouse Station, NJ  08889-0100
            Attention: Chief Licensing Officer
            Telephone: (908) 423-1000
            Facsimile: (908) 735-1202

            With a copy to:

            Merck & Co., Inc.
            One Merck Drive
            P.O. Box 100
            Whitehouse Station, NJ  08889-0100
            Attention: Corporate Secretary
            Telephone: (908) 423-1000
            Facsimile: (908) 735-1224

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) business day after such notice or request was deposited with the U.S. Postal Service.

      13.7 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party for any purpose in connection with the performance of this Agreement.

      13.8 Public Announcements; Required Disclosures. Neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Proprietary Information. Nothing in this Agreement shall prevent either Party from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by such Party are traded); provided, however, that, the disclosing Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text and the disclosing Party shall take all reasonable steps to limit such disclosure solely to fulfill its legal obligations.

      13.9 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      13.10 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Product [**] sold under this Agreement without compliance with applicable laws.

      13.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      13.12 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      13.13 Governing Law; English Original Controlling. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles, except for matters that affect any United States patent application or patent, which shall be determined under the patent laws of the United States of America. The English original of this Agreement shall prevail over any translation hereof.

      13.14 Arbitration.

            13.14.1 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The place of arbitration of any dispute shall be Boston, Massachusetts. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. As used in this Section 13.14.1, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

            13.14.2 Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

            13.14.3 This Section 13.14 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

      13.15 Entire Agreement. This Agreement together with the schedules and exhibits hereto set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

      13.16 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

      13.17 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      13.18 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                            deCODE genetics, ehf.

                                                /s/ Kari Stefansson
                                            By:_________________________________

                                               Name: Kari Stefansson

                                               Title: President & CEO

                                               Date: 23 September 2002


                                            deCODE genetics, Inc.

                                                /s/ Kari Stefansson
                                            By:_________________________________

                                               Name: Kari Stefansson

                                               Title: President & CEO

                                               Date: 23 September 2002


                                            Merck & Co., Inc.

                                                /s/ Raymond V. Gilmartin
                                            By:_________________________________

                                               Name: Raymond V. Gilmartin

                                               Title: Chairman, President & CEO

                                               Date: September 26, 2002

                                  SCHEDULE 3.1

                   INITIAL MEMBERS OF THE STEERING COMMITTEE


      DECODE:

            [**]

            [**]




      MERCK:

            [**]

            [**]




      INITIAL CHAIRPERSON:

            TBD

      INITIAL SECRETARY:

            TBD

                                  SCHEDULE 2.1

                                 RESEARCH PLAN


[**]